Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Talon 1 Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Talon 1 Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 22, 2021

/s/ Abdol Moabery
Name: Abdol Moabery